Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Safe and Green Development Corporation

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)(2)	29,621,009	$0.3015	$8,930,734.21	$0.00014760	$1318.18

	Total Offering Amounts					$8,930,734.21		$1318.18
	Total Fees Previously Paid							—
	Total Fee Offsets					—	—	—
	Net Fee Due							$1318.18

(1)	All of the shares of common stock offered hereby are for the account of the Selling Stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.
(2)	Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock, par value $0.001 per share, reported on the Nasdaq Capital Market on August 28, 2024.